                                                                    EXHIBIT 4.09

================================================================================




                             BRIDGE CREDIT AGREEMENT

                                   dated as of

                                January 19, 2001

                                      among


                                 KELLOGG COMPANY


                            The Lenders Party Hereto


                                       and


                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent



                                 CITIBANK, N.A.,
                             BANK OF AMERICA, N.A.,
                            as Co-Syndication Agents

                               BARCLAYS BANK PLC,
                             as Documentation Agent

                                   ----------

                           SALOMON SMITH BARNEY INC.,
                         BANC OF AMERICA SECURITIES LLC,
                 as Joint Lead Arrangers and Joint Book Managers


================================================================================

                                TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
                              ARTICLE I Definitions


SECTION 1.01.  Defined Terms.............................................................................1
SECTION 1.02.  Classification of Loans and Borrowings...................................................17
SECTION 1.03.  Terms Generally..........................................................................17
SECTION 1.04.  Accounting Terms; GAAP...................................................................18
SECTION 1.05.  [omitted]................................................................................18
SECTION 1.06.  Determinations Made in Good Faith........................................................18


                             ARTICLE II The Credits


SECTION 2.01.  Commitments..............................................................................18
SECTION 2.02.  Loans and Borrowings.....................................................................18
SECTION 2.03.  Requests for Revolving Borrowings........................................................19
SECTION 2.04.  Competitive Bid Procedure................................................................20
SECTION 2.05.  [omitted]................................................................................22
SECTION 2.06.  [omitted]................................................................................22
SECTION 2.07.  Funding of Borrowings....................................................................22
SECTION 2.08.  Interest Elections.......................................................................22
SECTION 2.09.  Termination and Reduction of Commitments.................................................23
SECTION 2.10.  Repayment of Loans; Evidence of Debt.....................................................24
SECTION 2.11.  Prepayment of Loans......................................................................25
SECTION 2.12.  Fees.....................................................................................25
SECTION 2.13.  Interest.................................................................................26
SECTION 2.14.  Alternate Rate of Interest...............................................................27
SECTION 2.15.  Increased Costs..........................................................................28
SECTION 2.16.  Break Funding Payments...................................................................29
SECTION 2.17.  Taxes....................................................................................29
SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs...............................30
SECTION 2.19.  Mitigation Obligations; Replacement of Lenders...........................................32


                   ARTICLE III Representations and Warranties


SECTION 3.01.  Organization and Qualification...........................................................33
SECTION 3.02.  Subsidiaries.............................................................................33
SECTION 3.03.  Corporate Authority and Validity of Obligations..........................................33
SECTION 3.04.  Margin Stock.............................................................................33
SECTION 3.05.  Financial Reports........................................................................34

SECTION 3.06.  No Material Adverse Change...............................................................34
SECTION 3.07.  Litigation...............................................................................34
SECTION 3.08.  Tax Returns..............................................................................35
SECTION 3.09.  Approvals................................................................................35
SECTION 3.10.  ERISA....................................................................................35
SECTION 3.11.  Environmental Matters....................................................................35
SECTION 3.12.  Properties...............................................................................36
SECTION 3.13.  Compliance with Laws.....................................................................36
SECTION 3.14.  Investment and Holding Company Status....................................................36
SECTION 3.15.  Disclosure...............................................................................36
SECTION 3.16.  Representations Regarding Keebler........................................................36


                              ARTICLE IV Conditions


SECTION 4.01.  Effective Date...........................................................................37
SECTION 4.02.  Each Borrowing...........................................................................39


                         ARTICLE V Affirmative Covenants


SECTION 5.01.  Corporate Existence......................................................................40
SECTION 5.02.  Maintenance..............................................................................40
SECTION 5.03.  Taxes....................................................................................40
SECTION 5.04.  Insurance................................................................................40
SECTION 5.05.  Financial Reports and Other Information..................................................41
SECTION 5.06.  Books and Records; Inspection Rights.....................................................41
SECTION 5.07.  Compliance with Laws.....................................................................42
SECTION 5.08.  Preliminary Offering Document............................................................42


                          ARTICLE VI Negative Covenants


SECTION 6.01.  Indebtedness.............................................................................42
SECTION 6.02.  Liens....................................................................................43
SECTION 6.03.  Sale and Leaseback Transactions..........................................................44
SECTION 6.04.  Fundamental Changes......................................................................44
SECTION 6.05.  Use of Proceeds..........................................................................44
SECTION 6.06.  Minimum Net Worth........................................................................45
SECTION 6.07.  Interest Expense Coverage Ratio..........................................................45

                      ARTICLE VII Events of Default.....................................................45

                      ARTICLE VIII The Administrative Agent.............................................48


                      ARTICLE IX [omitted]..............................................................50

                             ARTICLE X Miscellaneous


SECTION 10.01.  Notices.................................................................................50
SECTION 10.02.  Waivers; Amendments.....................................................................50
SECTION 10.03.  Expenses; Indemnity; Damage Waiver......................................................51
SECTION 10.04.  Successors and Assigns..................................................................52
SECTION 10.05.  Survival................................................................................55
SECTION 10.06.  Counterparts; Integration; Effectiveness................................................55
SECTION 10.07.  Severability............................................................................56
SECTION 10.08.  Right of Setoff.........................................................................56
SECTION 10.09.  Governing Law; Jurisdiction; Consent to Service of Process..............................56
SECTION 10.10.  WAIVER OF JURY TRIAL....................................................................57
SECTION 10.11.  Headings................................................................................57
SECTION 10.12.  Confidentiality.........................................................................57
SECTION 10.13.  Interest Rate Limitation................................................................57

SCHEDULES:

Schedule 2.01       --   Commitments
Schedule 3.02(a)    --   Significant Subsidiaries as of the Effective Date
Schedule 3.02(b)    --   Significant Subsidiaries After Giving Effect to the Acquisition
Schedule 3.07       --   Litigation
Schedule 3.10       --   ERISA
Schedule 3.11       --   Environmental Matters
Schedule 4.01(h)    --   Indebtedness to be Refinanced on the Acquisition Date
Schedule 6.01       --   Outstanding Indebtedness After Giving Effect to the Acquisition
Schedule 6.02       --   Existing Liens
Schedule 6.03       --   Sale-Leaseback Transactions

EXHIBITS:

Exhibit A           --   Form of Assignment and Acceptance
Exhibit B-1         --   [omitted]
Exhibit B-2         --   [omitted]
Exhibit C           --   [omitted]
Exhibit D-1         --   Form of  Opinion of Gary H. Pilnick, Vice President and Deputy General Counsel
Exhibit D-2         --   Form of Opinion of Kirkland & Ellis, Counsel for the Company
Exhibit E           --   Form of Compliance Certificate
Exhibit F           --   Form of Note

                                    BRIDGE CREDIT AGREEMENT dated as of January
                           19, 2001, among KELLOGG COMPANY, a Delaware corporation, the LENDERS party hereto, THE CHASE MANHATTAN BANK, as Administrative Agent, CITIBANK, N.A. and BANK OF AMERICA, N.A., as Co-Syndication Agents, and BARCLAYS BANK PLC, as Documentation Agent.

         The Company intends to acquire (the "Acquisition") Keebler (such term and each other capitalized term used but not defined herein having the meaning given it in Article I) for cash in the amount of approximately US$4,600,000,000. In connection with the Acquisition, the Company will (a) refinance certain Indebtedness of the Company and Keebler, including the Maturing Indebtedness,
(b) obtain the credit facilities provided under the 364-Day Credit Agreement and under the Five-Year Credit Agreement, and (c) issue Senior Notes in a public offering or in a Rule 144A or other private placement or, to the extent it shall not have issued Senior Notes by the date of the Acquisition, establish the Commitments hereunder, in an aggregate principal amount taken together not in excess of US$4,000,000,000.

                  The parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Acquisition" has the meaning assigned to such term in the preamble to this Agreement.

                  "Acquisition Agreements" means collectively, (a) the Agreement and Plan of Restructuring and Merger, dated October 26, 2000, among Flowers Industries, Inc., Kellogg Company and Kansas Merger Subsidiary, Inc., and (b) the Agreement and Plan of Merger dated as of October 26, 2000, among Keebler Foods Company, Kellogg Company and FK Acquisition Corp.

                  "Acquisition Date" means the date on which the conditions specified in paragraphs (f) through (k) of Section 4.01 are satisfied (or waived in accordance with Section 10.02).

                  "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                  "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed in accordance with Article VIII.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.

                  "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

                  "Applicable Rate" means, for any day, with respect to any Eurodollar Revolving Loan, or with respect to the facility fees and utilization fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread", "Facility Fee Rate" or "Utilization Fee Rate", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:


INDEX DEBT RATINGS                     EURODOLLAR SPREAD       FACILITY FEE RATE      UTILIZATION FEE RATE
------------------                     -----------------       -----------------      --------------------
Category 1                                         0.295                   0.080                     0.125
A-/A3 or higher

Category 2                                         0.400                   0.100                     0.125
BBB+/Baa1

Category 3                                         0.500                   0.125                     0.125
BBB/Baa2

Category 4                                         0.700                   0.175                     0.125
BBB-/Baa3

Category 5                                         1.000                   0.250                     0.250
lower than BBB-/Baa3 or
unrated

                  For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5;
(ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless (A) one of the two ratings is more than two Categories lower than the other and neither rating is in Category 5, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings or
(B) either rating is or is deemed to be in Category 5, in which case the Applicable Rate shall be determined by reference to Category 5 and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the Company.

                  "Attributable Debt" means, with respect to any Sale-Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale-Leaseback Transaction, compounded semiannually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights or amounts related to contingent rents (such as those based on sales)) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination. Any determination of any rate implicit in the terms of the lease included in such Sale-Leaseback Transaction made in accordance with generally accepted financial practices by the Company shall absent manifest error be binding and conclusive.

                  "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

                  "Borrowing Minimum" means US$25,000,000.

                  "Borrowing Multiple" means US$5,000,000.

                  "Borrowing Request" means a request by the Company for a Revolving Borrowing in accordance with Section 2.03.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Change in Control" means (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more in voting power of the outstanding Voting Stock of the Company or (b) members of the Board of Directors of the Company on the date hereof plus any additional members of such Board whose nomination for election to such Board is recommended or approved by a majority of the then current members of such Board shall at any time fail to constitute a majority of such Board.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                  "Chase" means The Chase Manhattan Bank and its successors.

                  "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is US$4,000,000,000.

                  "Company" means Kellogg Company, a Delaware corporation.

                  "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

                  "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

                  "Competitive Bid Request" means a request by the Company for Competitive Bids in accordance with Section 2.04.

                  "Competitive Loan" means a Loan made pursuant to Section 2.04.

                  "Competitive Loan Exposure" means, with respect to any Lender at any time, the aggregate principal amount of the outstanding Competitive Loans of such Lender.

                  "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense (including, without duplication, foreign withholding taxes and any state single business unitary or other similar taxes) for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any noncash charges for such period, (v) fees and expenses incurred in connection with the Transactions,
(vi) fees and expenses in an aggregate amount for any fiscal year not in excess of $20,000,000 incurred in connection with the issuance of any Indebtedness or equity, acquisitions, investments or asset sales or divestitures permitted hereunder and (vii) any (A) cash charges in an aggregate amount for any fiscal year not in excess of $50,000,000 or (B) any noncash charges, in each case arising out of the restructuring, consolidation, severance or discontinuance of any portion of the operations, employees and/or management of any entities or businesses of the Company or any of the Subsidiaries, determined without giving effect to any extraordinary gains or losses for such period to the extent included in determining Consolidated Net Income, all determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Interest Expense" means, for any period, the sum of (a) the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Company and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (b) any interest accrued during such period in respect of Indebtedness of the Company or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP; provided that there shall be excluded from Consolidated Interest Expense (i) any fees paid to the Administrative Agent and (ii) any payments made to obtain any interest rate hedging agreements; and provided further, solely for purposes of determining compliance with Section 6.07, in the event the Company or any Subsidiary acquired any Person or line of business during the relevant period, Consolidated Interest Expense will be determined giving pro forma effect to any incurrence of Indebtedness related to such acquisition as if such incurrence of Indebtedness had occurred on the first day of the relevant period.

                  "Consolidated Net Income" means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (a) there shall be excluded the income of any Person (other than the Company) in which any other Person (other than the Company or any Subsidiary or any director holding qualifying shares or other third parties holding nominal amounts of shares, as required by or in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries during such period, and (b) solely for purposes of determining compliance with Section 6.07, in the event the Company or any Subsidiary acquired any Person or line of business during the relevant period, Consolidated Net Income will be determined giving pro forma effect to such acquisition as if such acquisition and any related incurrence of Indebtedness had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission.

                  "Consolidated Net Sales" means, for any period, the net sales of the Company and the Subsidiaries for such period, as reported as a line item in the Company's income statements as filed with the Company's Form 10-Q Report or Form 10-K Report, as applicable.

                  "Consolidated Net Worth" means the excess of Consolidated Total Assets over the consolidated total liabilities of the Company and its consolidated Subsidiaries.

                  "Consolidated Total Assets" means the total assets of the Company and its Subsidiaries determined in accordance with GAAP; provided that for purposes of determining compliance with Sections 6.01, 6.02 and 6.03, in the event the Company or any Subsidiary acquires any Person or line of business after the fiscal quarter end referred to in such Section, "Consolidated Total Assets" as of such fiscal quarter end shall be deemed to include the assets of such Person or line of business from and after the date of such acquisition.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Controlled Group" means all of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

                  "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Effective Date" means the date on which the conditions specified in paragraphs (a) through (e) of Section 4.01 are satisfied (or waived in accordance with Section 10.02).

                  "Environmental Laws" means all federal, state, local and foreign statutes, laws (including common law), regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including occupational safety and health standards), and protection of the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including ambient air, surface or ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the cleanup or other remediation thereof.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

                  "ERISA" has the meaning assigned to such term in Section 3.10.

                  "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

                  "Event of Default" has the meaning assigned to such term in
Article VII.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause
(a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax imposed by the United States of America that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to any withholding tax pursuant to Section 2.17, or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.17(e).

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Financed Portion" means, at any time, with respect to a Securitization, the greatest amount of the claims of the parties providing financing (whether through direct purchases of receivables or interests therein or through other financing arrangements), however evidenced, including direct claims on collections of a party providing financing and including debt or equity interests or securities (other than any seller's interests retained by any wholly owned Subsidiary) of a purchasing vehicle, permitted to be outstanding at such time under such Securitization (assuming the satisfaction of all conditions to issuance) or, if greater, the maximum purchase limit, however denominated, under such Securitization.

                  "Financial Officer" means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

                  "Five-Year Credit Agreement" means the Company's Five-Year Credit Agreement in respect of the Company's US$1,150,000,000 five-year senior unsecured credit facilities, as described in the Information Memorandum.

                  "Fixed Rate" means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

                  "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "GAAP" means generally accepted accounting principles in the United States of America or, when reference is made to another jurisdiction, generally accepted accounting principles in effect from time to time in such jurisdiction.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include
(i) endorsements for collection or deposit, (ii) standard contractual indemnities not related to the borrowing of money or Indebtedness, in each case in the ordinary course of business, or (iii) recourse at customary levels in connection with Securitizations accounted for as sales. The amount of any Guarantee of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person's maximum reasonably anticipated liability (assuming such Person is required to perform) in respect thereof as determined by such Person in good faith.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

                  "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The "principal amount" of any Hedging Agreement of the Company or any Subsidiary at any time shall be deemed to be the aggregate amount at such time of the payments that would be required to be made by the Company or such Subsidiary in the event of any early termination at such time of such Hedging Agreement.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

                  "Information Memorandum" means the Confidential Information Memorandum dated November 2000 relating to the Company and the Transactions.

                  "Interest Election Request" means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.08.

                  "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

                  "Interest Period" means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect, or any other period agreed to by the Company and each Lender, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "Keebler" means Keebler Foods Company, a Delaware corporation.

                  "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

                  "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits (as reflected on the applicable Telerate screen) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which US Dollar deposits are offered for such Interest Period to major banks in the London interbank market by Chase at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan Documents" means this Agreement and each promissory note delivered pursuant to this Agreement, as such documents may be amended, modified, supplemented or restated from time to time.

                  "Loans" means the loans made by the Lenders to the Company pursuant to this Agreement.

                  "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the

LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

                  "Margin Stock" means "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

                  "Material Adverse Effect" means (a) any condition or change that has affected or would reasonably be expected to affect materially and adversely the business, assets, liabilities or financial condition of the Company and the Subsidiaries taken as a whole or (b) a material adverse effect on the rights of or benefits available to the Lenders under any Loan Document.

                  "Maturing Indebtedness" means (i) the US$400,000,000 aggregate principal amount of the Company's 5-3/4% Extendible Notes maturing on February 2, 2001 and (ii) amounts related to such Notes not to exceed an aggregate amount of US$35,000,000.

                  "Maturity Date" means January 17, 2002.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by the Company to third parties (other than Affiliates) in connection with such event, and (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

                  "Obligations" means (a)(i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company under this Agreement or any other Loan Document and (b) all obligations of the Company under each Hedging Agreement entered into with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

                  "Offering Memorandum" means the offering memorandum relating to the Senior Notes.

                  "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

                  "PBGC" has the meaning assigned to such term in Section 3.10.

                  "Permitted Encumbrances" means:

                  (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.03;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days, are in de minimis amounts or are being contested in good faith and by appropriate proceedings with adequate reserves under GAAP being provided therefor;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance, health insurance and other social security laws or regulations and withholding taxes;

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

                  (f) easements, zoning restrictions, rights-of-way, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not interfere with the ordinary conduct of business of the Company or any Subsidiary;

                  (g) rights of set-off in favor of financial institutions (other than in respect of amounts deposited to secure Indebtedness);

                  (h) liens in the nature of trustee's liens granted pursuant to any indenture securing obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

                  (i) licenses, leases or subleases (other than Capital Leases and other financing leases) granted to third parties (other than to secure Indebtedness) not interfering in any material respect with the business of the Company or any Subsidiary;

                  (j) liens arising in connection with contracts with or made at the request of the United States of America, any State of the United States of America or any department, agency or instrumentality of the foregoing; and

                  (k) liens arising from deposits with or the giving of any form of security to any Governmental Authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means, for the Company and each Subsidiary at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (c) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4069 of ERISA.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

                  "Register" has the meaning set forth in Section 10.04.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, "Required Lenders" will mean, at any time, Lenders having Revolving Credit Exposures and outstanding Competitive Loans representing more than 50% of the sum of the total Revolving Credit Exposures and outstanding Competitive Loans at such time.

                  "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans at such time.

                  "Revolving Loan" means a Loan made pursuant to Section 2.03.

                  "Sale-Leaseback Transaction" means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such arrangement (a) involving no party other than the Company and any Wholly Owned

Subsidiary or (b) entered into within 180 days after the acquisition, construction or substantial improvement of the subject property shall not be deemed to be a "Sale-Leaseback Transaction".

                  "SEC" means the Securities and Exchange Commission or any successor.

                  "Securitization" means the transfer or pledge of accounts receivable or interests in accounts receivable (a) to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or securities that are paid principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (b) directly to an investor or other purchaser.

                  "Senior Notes" means the Company's unsecured Senior Notes to be issued by the Company pursuant to the Senior Note Documents.

                  "Senior Note Documents" means the indenture providing for the issuance of the Senior Notes substantially in the form approved prior to the date hereof by the Lenders, which form shall provide that the Senior Notes are unsecured and are not Guaranteed by any Subsidiary and shall otherwise have customary market terms reasonably acceptable to the Lenders, with no changes therefrom adverse to the Lenders, and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any other right in respect thereof.

                  "S&P" means Standard & Poor's.

                  "Significant Subsidiary" means (a) any Subsidiary that directly or indirectly owns or Controls any other Significant Subsidiary, (b) each Subsidiary identified as a Significant Subsidiary on Schedule 3.02, (c) any Subsidiary designated from time to time by the Company as a Significant Subsidiary by written notice to the Administrative Agent and (d) any other Subsidiary (i) the consolidated net sales of which were greater than 5% of the Company's Consolidated Net Sales as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.05(a) or (b) (or, prior to the first delivery of such financial statements, greater than 5% of the consolidated net sales of the Person in whose financial statements such Subsidiary is included in the most recent financial statements referred to in Section 3.05(a) or (b)) or (ii) the consolidated assets of which as of the last day of such fiscal period were greater than 5% of Consolidated Total Assets as of such date (or, prior to the first delivery of such financial statements, greater than 5% of the consolidated total assets of the Person in whose financial statements such Subsidiary is included in the most recent financial statements referred to in Section 3.05(a) or (b)). The Company will not permit the total consolidated assets or the consolidated net sales of the Significant Subsidiaries (together with the directly owned assets of the Company) to at any time represent less than 90% of Consolidated Total Assets or Consolidated Net Sales of the Company and its Subsidiaries, respectively, in each case as of and for the period of four fiscal quarters ended on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.05(a) or (b) (or, prior to the first delivery of such financial statements, the consolidated total assets or consolidated net sales as of such date or for such period of the Persons in whose financial statements the Significant Subsidiaries are included in the most recent financial statements referred to in Section 3.05(a) or (b)). For purposes of making the determinations required by this definition, net sales and assets of foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company (or, prior to the first delivery of financial statements pursuant to Section 5.05(a) or (b), the Person in whose financial statements such foreign Subsidiary is included in the most recent financial statements referred to in Section 3.05(a) or (b)) included in the applicable financial statements.

                  "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                  "Subsidiary" means any direct or indirect subsidiary of the Company. At all times on and after the Acquisition Date, Keebler and the subsidiaries of Keebler acquired in the Acquisition will constitute Subsidiaries.

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "364-Day Credit Agreement" means the Company's 364-Day Credit Agreement in respect of the Company's US$1,150,000,000 364-day senior unsecured credit facilities, as described in the Information Memorandum.

                  "Transactions" means the execution, delivery and performance by the Company of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, the establishment of the Company's commercial paper program, the Acquisition and the refinancing of Indebtedness and the other transactions contemplated to be effected on the Acquisition Date in connection therewith.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

                  "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

                  "US Dollars" or "US$" refers to lawful money of the United States of America.

                  "Voting Stock" of any Person means capital stock of any class of classes or other Equity Interests (however designated) having ordinary voting power for the election of directors or the equivalent governing body of such Person, other than stock or other Equity Interests having such power only by reason of happening of a contingency.

                  "Welfare Plan" means a "welfare plan" as defined in Section 3(l) of ERISA.

                  "Wholly Owned Subsidiary" means any Subsidiary all the Equity Interests in which, other than directors' qualifying shares and/or other nominal amounts of Equity Interests that are required to be held by Persons (other than the Company or its Wholly Owned Subsidiaries, as applicable) under applicable law, are owned, directly or indirectly, by the Company.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Each reference herein to the "knowledge" of the Company or any Subsidiary shall be deemed to be a reference to the knowledge of any member of senior management of the Company or such Subsidiary, any Financial Officer and, in the case of any reference to knowledge of any specific subject matter, the senior manager of the department or office of the Company responsible for such matter.

                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                  SECTION 1.05.  [omitted]

                  SECTION 1.06. Determinations Made in Good Faith. All determinations hereunder made by any party hereto shall be made in good faith.


                                   ARTICLE II

                                   The Credits

                  SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company from time to time during the Availability Period in US Dollars in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans during the Availability Period.

                  SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in
Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                  (b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Company may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

                  (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.

                  (d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, or to request any Competitive Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

                  SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request by telephone or by telecopy (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Company and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
         Day;

                  (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (v) the location and number of the Company's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Company shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04. Competitive Bid Procedure. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Company may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that after giving effect to any Borrowing of Competitive Loans the sum of the total Revolving Credit Exposures plus the total Competitive Loans shall not exceed the total Commitments. To request Competitive Bids, the Company shall notify the Administrative Agent of such request by telephone or by telecopy, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Company may submit up to (but not more than) five Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

                  (i) the aggregate principal amount of the requested Borrowing;

                  (ii) the date of such Borrowing, which shall be a Business
         Day;

                  (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

                  (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period" and shall end no later than the Maturity Date; and

                  (v) the location and number of the Company's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

                  (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be an amount at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

                  (c) The Administrative Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

                  (d) Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid. The Company shall notify the Administrative Agent by telecopy or by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and
(v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of at least the Borrowing Minimum that is an integral multiple of the Borrowing Multiple; provided further that if a Competitive Loan must be in an amount less than the Borrowing Minimum because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of US$1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by the Company. A notice given by the Company pursuant to this paragraph shall be irrevocable.

                  (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

                  SECTION 2.05. [omitted]

                  SECTION 2.06. [omitted]

                  SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent in New York City, and designated by the Company in the applicable Borrowing Request or Competitive Bid Request.

                  (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                  SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

                  (b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone or by telecopy by the time that a Borrowing Request would be required under Section
2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                  SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

                  (b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures would exceed the total Commitments.

                  (c) In the event and on each occasion that the Company receives Net Proceeds from the sale of the Senior Notes or any offering of debt or equity securities of the Company made in lieu of an offering of the Senior Notes, the Commitments shall immediately upon the receipt of such Net Proceeds be automatically reduced by an amount equal to such Net Proceeds.

                  (d) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section or of any sale or issuance of Senior Notes or other debt or equity securities that will result in a reduction of the Commitments under paragraph
(c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election or transaction and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

                  SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) to the Administrative Agent for the account of each Lender the unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable to such Loan.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  SECTION 2.11. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section and payments of any amounts required under Section 2.16; provided that the Company shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

                  (b) In the event and on each occasion that the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeds the total Commitments, the Company shall promptly prepay Revolving Borrowings in an aggregate amount sufficient to eliminate such excess.

                  (c) The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) or by telecopy of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in
Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

                  SECTION 2.12. Fees (a) (i) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender a facility fee, which shall accrue at the relevant Facility Fee Rate specified in the definition of Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date of this Agreement to but excluding the Maturity Date; provided that, if such Lender continues to have any Revolving Credit Exposure after the Maturity Date, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the Maturity Date to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, on any date prior to the Maturity Date on which the Commitments terminate and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (ii) For each day on which the aggregate principal amount of the Loans outstanding under this Agreement is in excess of 50% of the total Commitments as of such day (and for each day after the day on which the Commitments terminate) the Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender a utilization fee, which shall accrue at the relevant Utilization Fee Rate specified in the definition of Applicable Rate on the daily amount of the outstanding Loans of such Lender on such day. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year, on any date prior to the Maturity Date on which the Commitments terminate and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the Maturity Date shall be payable on demand. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

                  (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for its own account or, in the case of facility fees and utilization fees, for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

                  (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

                  (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

                  (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

                  (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                  (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                  SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

                  (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be converted to or continued as an ABR Borrowing on the last day of the Interest Period applicable thereto, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing (or such Borrowing shall not be made if the Company revokes (and in such circumstances, such Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing Request by telephonic notice, confirmed promptly in writing, not later than one Business Day prior to the proposed date of such Borrowing) and (iii) any request by the Company for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Company for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

                  SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except to the extent any such reserve requirement is reflected in the Adjusted LIBO Rate); or

                  (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such additional costs incurred or reduction suffered.

                  (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered. It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Commitments under currently applicable laws, regulations and regulatory guidelines. In the event Lenders shall be advised by any Governmental Authority or shall otherwise determine on the basis of pronouncements of any Governmental Authority that such understanding is incorrect, it is agreed that a Change in Law will be deemed to have occurred and that the Lenders will be entitled to make claims under this paragraph based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

                  (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, together with supporting documentation or computations, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

                  (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

                  (f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

                  SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, together with supporting documentation or computations, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

                  SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) The Company shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Company hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount and nature of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation.

                  (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

                  SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Company shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.15, 2.16, 2.17 and
10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

                  (d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and
(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.

                                   ARTICLE III

                         Representations and Warranties

                  The Company represents and warrants to the Lenders that:

                  SECTION 3.01. Organization and Qualification. The Company is duly organized, validly existing and in good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) under the laws of the jurisdiction of its organization, has full and adequate corporate power to carry on its business as now conducted, and is duly licensed or qualified and, to the extent relevant, in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect.

                  SECTION 3.02. Subsidiaries. Each Significant Subsidiary is duly organized, validly existing and in good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) under the laws of the jurisdiction of its organization, has the requisite power to carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary, except where such failure would not have a Material Adverse Effect. All the issued and outstanding Equity Interests in each Significant Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary, free of any Lien other than Permitted Encumbrances. The Significant Subsidiaries (i) as of the Effective Date, are listed on Schedule 3.02(a) and (ii) after giving effect to the transactions to occur on the Acquisition Date, are listed on
Schedule 3.02(b).

                  SECTION 3.03. Corporate Authority and Validity of Obligations. The Company has the requisite right and authority to consummate the Transactions, to enter into this Agreement and each other Loan Document to which it is a party, to make the Borrowings herein provided for, to issue its notes in evidence thereof and to perform all of its obligations hereunder and under each other Loan Document to which it is a party; each of the Transactions has been duly authorized by the Company and the execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate, company or partnership action by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms; and none of the Transactions, this Agreement, the other Loan Documents and the performance or observance by the Company or any Subsidiary of any of the matters or things herein or therein provided for contravene any provision of law or judgment or any charter or by-law provision of the Company or any material covenant, indenture or agreement of or affecting the Company or a substantial portion of any of its Properties.

                  SECTION 3.04. Margin Stock. Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and neither the Company nor any of the Subsidiaries will use the proceeds of any Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

                  SECTION 3.05. Financial Reports. (a) The consolidated balance sheet of the Company and the Subsidiaries and the related consolidated statements of earnings, shareholders' equity and cash flows of the Company and the Subsidiaries and accompanying notes thereto (i) as at December 31, 1999, and for the year then ended, which financial statements are accompanied by the report of PriceWaterhouseCoopers LLP, and (ii) as at September 30, 2000, and for the fiscal quarter and the portion of the fiscal year then ended, certified by the Company's chief financial officer, heretofore furnished to the Administrative Agent, fairly present in all material respects the consolidated financial condition of the Company and the Subsidiaries as at such dates and their consolidated results of operations, shareholders' equity and cash flows for the periods then ended in conformity with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

                  (b) The consolidated balance sheet of Keebler and its subsidiaries and the related consolidated statements of earnings, shareholders' equity and cash flows of Keebler and its subsidiaries and accompanying notes thereto (i) as at January 1, 2000, and for the year then ended, which financial statements are accompanied by the report of PriceWaterhouseCoopers LLP, and (ii) as at September 30, 2000, and for the fiscal quarter and the portion of the fiscal year then ended, certified by Keebler's chief financial officer, heretofore furnished to the Administrative Agent, to the best of the Company's knowledge, fairly present in all material respects the consolidated financial condition of Keebler and its subsidiaries as at such dates and their consolidated results of operations, shareholders' equity and cash flows for the periods then ended in conformity with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the statements referred to in clause
(ii) above.

                  (c) The Company has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2000, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by the Company to be reasonable), (ii) is based on the best information available to the Company after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Company and its consolidated Subsidiaries as of September 30, 2000 as if the Transactions had occurred on such date. The representations and warranties set forth in clauses
(iii) and (iv) are limited to the best of the Company's knowledge to the extent they relate to Keebler and its subsidiaries.

                  SECTION 3.06. No Material Adverse Change. Since September 30, 2000, there has not occurred or become known any condition or change that has affected or would reasonably be expected to affect materially and adversely the business, assets, liabilities or financial condition of the Company, and its Subsidiaries taken as a whole.

                  SECTION 3.07. Litigation. There is no litigation or governmental proceeding pending, or to the knowledge of the Company threatened, against the Company, any Subsidiary or Keebler or any of its subsidiaries which if adversely determined would (a) impair the validity or enforceability of, or materially impair the ability of the Company to perform its obligations under, this Agreement or any other Loan Document or (b) except as disclosed on Schedule
3.07 or in the Company's Form 10-Ks and 10-Qs filed with the SEC covering periods through September 30,

2000, or in Keebler's Form 10-Ks and 10-Qs filed with the SEC covering periods through October 7, 2000, result in any Material Adverse Effect.

                  SECTION 3.08. Tax Returns. The Company has filed consolidated United States federal income tax returns for all taxable years ended on or before December 31, 1999 and such returns of the Company for the taxable year ended December 31, 1996 and all taxable years ended before such date have been examined and approved by the Internal Revenue Service as filed, and any additional assessments for any such year have been paid or the applicable statute of limitations therefor has expired. To the best of the Company's knowledge, Keebler has filed consolidated United States federal income tax returns for all taxable years ended on or before January 1, 2000 and such returns of Keebler for the taxable year ended December 31, 1994 and all taxable years ended before such date have been examined and approved by the Internal Revenue Service as filed, and any additional assessments for any such year have been paid or the applicable statute of limitations therefor has expired. There are no assessments pending for the consolidated United States federal income tax returns of the Company and the Subsidiaries of a material nature for any taxable year ended after December 31, 1999, or, to the best of the Company's knowledge, of Keebler and its subsidiaries of a material nature for any year ended after January 1, 2000, nor to the knowledge of the Company is any such assessment threatened, other than those provided for by adequate reserves under GAAP.

                  SECTION 3.09. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, or any other Person, is necessary to the consummation of the Transactions or the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document except for those obtained on or before the Effective Date or those the failure of which to obtain would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.10. ERISA. The Company and each Subsidiary are in compliance in all material respects with the Employee Retirement Income Security Act of 1974 ("ERISA") to the extent applicable to them and have received no notice to the contrary from the Pension Benefit Guaranty Corporation or any successor thereto ("PBGC") or any other governmental entity or agency. No condition exists or event or transaction has occurred under or relating to any Plan which could reasonably be expected to result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty. Except as disclosed on Schedule 3.10, neither the Company nor any Subsidiary has any contingent liability for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title 1 of ERISA.

                  SECTION 3.11. Environmental Matters. Except as set forth on
Schedule 3.11, or except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company and its Subsidiaries (a) has failed to comply with any Environmental Laws or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Laws, (b) has become subject to any liability under any Environmental Laws, (c) has received notice of any claim with respect to any Environmental Laws or (d) knows of any basis for any liability under any Environmental Laws.

                  SECTION 3.12. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for defects in title that could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

                  (b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by them does not infringe upon the rights of any other Person, except for any such defects in ownership or license rights or other infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.13. Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of the Food and Drug Administration and each other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.14. Investment and Holding Company Status. None of the Company and its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 3.15. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and that no assurance can be given that such projections will be realized); and provided further that the representations and warranties set forth in this sentence are limited to the best of the Company's knowledge to the extent they relate to information or materials obtained by the Company from Keebler and its subsidiaries prior to the Acquisition Date.

                  SECTION 3.16. Representations Regarding Keebler. It is understood and agreed that no Default or Event of Default shall exist with respect to the representations and warranties set forth in Sections 3.05(b) and
(c), 3.07, 3.08 and 3.15 to the extent they relate to Keebler and its subsidiaries (i) prior to the Acquisition Date, with respect to Loans made or to be made to refinance the Maturing Indebtedness or commercial paper the proceeds of which were used to refinance the Maturing Indebtedness and (ii) on or after the abandonment of the Acquisition by the Company.

                                   ARTICLE IV

                                   Conditions

                  SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

                  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Gary H. Pilnick, Vice President and Deputy General Counsel of the Company, substantially in the form of Exhibit D-1, and (ii) Kirkland & Ellis, counsel for the Company, substantially in the form of Exhibit D-2. The Company hereby requests such counsel to deliver such opinion.

                  (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent such concept is relevant to such Person in its jurisdiction of organization) of the Company and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

                  (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of
         Section 4.02.

                  (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid on or prior to the Effective Date by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on February 9, 2001 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

                  The effectiveness of the obligations to make Loans (other than Loans made solely for the purpose of repaying commercial paper issued on or after the Effective Date but prior to the date of such termination, to the extent the proceeds of such commercial paper shall have been deposited in the cash collateral account referred to in the last paragraph of this Section 4.01) hereunder shall terminate, and any outstanding Obligations (other than obligations under Hedging Agreements) shall become immediately due and payable (or, in the case of Obligations incurred after such time shall become due and payable immediately following their incurrence), at 3:00 p.m. on April 30, 2001, unless each of the following conditions is satisfied (or waived in accordance with Section 10.02):

                  (f) The Maturing Indebtedness shall have been repaid in full.

                  (g) The Acquisition shall have been completed on terms substantially similar to those set forth in the Acquisition Agreements as heretofore provided to the Lenders, without modification or waiver of any material term or condition thereof that would reasonably be expected to materially and adversely affect the Company and its Subsidiaries, taken as a whole, or the rights or interests of the Lenders, and the assets and liabilities of Keebler and its subsidiaries shall to the best knowledge of the Company be consistent with the pro forma consolidated balance sheet referred to in Section 3.05(c).

                  (h) The Company shall have established a commercial paper program on terms and subject to conditions satisfactory to the Lenders which permits the issuance of commercial paper supported by this Agreement, the 364-Day Credit Agreement and the Five-Year Credit Agreement, in an aggregate principal amount sufficient to consummate the Acquisition, refinance and replace the Indebtedness and credit facilities set forth on Schedule 4.01(h) as being repaid or permanently terminated in connection with the Acquisition, pay related fees and expenses and provide for the working capital needs and other general corporate purposes of the Company and its Subsidiaries. After giving effect to the Acquisition and the other transactions contemplated hereby, the Indebtedness and credit facilities set forth on Schedule 4.01(h) as being repaid or terminated shall have been repaid in full and permanently terminated, as applicable, and the Company and its Subsidiaries shall have outstanding no Indebtedness other than (a) commitments and Indebtedness under this Agreement, the 364-Day Credit Agreement and the Five-Year Credit Agreement, Indebtedness under the Company's commercial paper program, Senior Notes, in an aggregate principal amount taken together with the Commitments under this Agreement, without duplication, not to exceed US$6,300,000,000, and (b) the other Indebtedness set forth on Schedule 6.01 as remaining outstanding after giving effect to the Acquisition.

                  (i) All governmental authorities and material third parties shall have approved or consented to the Acquisition to the extent such approvals or consents are required under applicable laws or agreements or otherwise and the failure to obtain such approvals or consents would reasonably be expected to result in a Material Adverse Effect; all applicable appeal periods of Governmental Authorities shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Acquisition. There shall be no litigation or administrative action that could reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall have received a favorable written opinion (which is addressed to the Administrative Agent and the Lenders or permits reliance on it by the Administrative Agent and the Lenders and is dated as of the Acquisition Date) from counsel and in a form reasonably satisfactory to the Administrative Agent to the effect that no authorization, approval or action by, and no notice to, consent of, order of or filing with, any governmental authority, and no shareholder approval, is required in connection with the Acquisition, other than such as have been obtained or made or those the failure to obtain or make which are not material to the consummation of the Transactions or to the Company.

                  (j) Each of the 364-Day Credit Agreement and the Five-Year Credit Agreement shall have been executed and delivered.

                  (k) The issuance and sale of the Senior Notes shall not have occurred or, to the extent that such issuance and sale has occurred, the Commitments shall have been reduced to the extent provided in
         Section 2.09.

The Administrative Agent shall notify the Company and the Lenders of the Acquisition Date, and such notice shall be conclusive and binding. All proceeds of any commercial paper issued by the Company on or after the Effective Date but prior to the Acquisition Date (other than proceeds of commercial paper issued under the Company's existing commercial paper programs) shall be held in a cash collateral account of the Company maintained with the Administrative Agent and shall (A) be made available to the Company to finance the repayment of the Maturing Indebtedness on the date on which the Maturing Indebtedness shall be repaid in full, (B) be made available to the Company to finance the consummation of the Acquisition and the related Transactions on the date on which all the conditions set forth in paragraphs (f) through (k) are satisfied, or (C) if all such conditions are not satisfied on or prior to April 30, 2001 or any earlier date on which the Commitments shall have terminated, be applied to repay such commercial paper as it matures and all Obligations that may from time to time be outstanding on or after April 30, 2001 or any earlier date on which the Commitments shall have terminated.

                  SECTION 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

                  (a) The representations and warranties (other than those set forth in Sections 3.06 and 3.07 in the case of Borrowings made after the Effective Date) of the Company set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing.

                  (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section. On and after the Acquisition Date, the conditions specified in paragraphs (a) and (b) of this Section shall be construed giving effect to the Acquisition and the other transactions contemplated to be effected in connection therewith.

                                    ARTICLE V

                              Affirmative Covenants

                  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders as to itself and its subsidiaries that:

                  SECTION 5.01. Corporate Existence. The Company shall, and shall cause each Significant Subsidiary to, preserve and maintain its corporate existence, subject to the provisions of Section 6.04.

                  SECTION 5.02. Maintenance. The Company will maintain, preserve and keep its Property necessary to the proper conduct of its business in reasonably good repair, working order and condition (ordinary wear and tear and damage by casualty excepted) and will from time to time make all necessary repairs, renewals, replacements, additions and betterments thereto so that in the judgment of the Company at all times such Property shall be reasonably preserved and maintained, and will cause each Significant Subsidiary so to do for Property owned or used by it, the failure of which to maintain or preserve could reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 5.02 shall prevent the Company or a Significant Subsidiary from discontinuing the operation or maintenance of any such Property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of the Subsidiary and in the reasonable opinion of the Company is not disadvantageous in any material respect to the Lenders.

                  SECTION 5.03. Taxes. The Company will duly pay and discharge, and will cause each Subsidiary to pay and discharge, all material taxes, rates, assessments, fees and governmental charges upon or against the Company or such Subsidiary or against their respective Property, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that (a) the same is being contested in good faith and by appropriate proceedings and adequate reserves under GAAP are provided therefor or (b) the same could not reasonably be expected to give rise to a Lien that would not be permitted under Section 6.02(d).

                  SECTION 5.04. Insurance. The Company will insure, and keep insured, and will cause each Subsidiary to insure, and keep insured, with reputable insurance companies, all insurable Property owned by it which is of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, the Company will also insure, and cause each Subsidiary to insure, employers' and public and product liability risks with reputable insurance companies. It is understood and agreed that the Company will be deemed to be in compliance with this Section
5.04 with respect to Keebler and its subsidiaries at all times between the Acquisition Date and the date that is one year thereafter to the extent that Keebler and its Subsidiaries maintain insurance consistent with their past practices. The Company will upon request of the Administrative Agent furnish to the Administrative Agent, for distribution to each Lender, a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 5.04.

                  SECTION 5.05. Financial Reports and Other Information. The Company will, and will cause each Subsidiary to, maintain a standard system of accounting substantially in accordance with GAAP and will furnish to the Lenders and their respective duly authorized representatives such information respecting the business and financial condition of the Company and the Subsidiaries as they may reasonably request; and without any request will furnish to the Administrative Agent, which will make available by means of electronic posting to each Lender:

                  (a) within 60 days after the end of each of the first three quarterly fiscal periods of the Company, a copy of the Company's Form 10-Q Report filed with the SEC;

                  (b) within 120 days after the end of each fiscal year of the Company, a copy of the Company's Form 10-K Report filed with the SEC, including a copy of the annual report of the Company and the Subsidiaries for such year with accompanying financial statements, prepared by the Company and certified by independent public accountants of recognized standing, in accordance with GAAP;

                  (c) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Company sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements the Company files with the SEC, or with any national securities exchange; and

                  (d) (i) promptly after the Company has knowledge thereof, notice (including a description in reasonable detail) of the occurrence of any Default or Event of Default, and (ii) within five Business Days after the Company has knowledge thereof, notice of any change to any rating of the Index Debt by S&P or Moody's.

In addition, in the event that Subsidiaries not constituting Significant Subsidiaries shall at any time (as a result of any acquisition or disposition of any Person or line of business involving any party other than the Company and the Subsidiaries or any reorganization of the Company or any Subsidiaries) represent more than 10% of Consolidated Total Assets or Consolidated Net Sales as of such date or for such period, the Company will promptly designate additional Significant Subsidiaries by written notice to the Administrative Agent until such excess has been eliminated.

                  Each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) of this Section 5.05 shall be accompanied by a compliance certificate in substantially the form of Exhibit E signed by a Financial Officer of the Company. Each such financial statement shall also be accompanied by a certificate signed by a Financial Officer of the Company confirming compliance with the requirements set forth in the definition of "Significant Subsidiary" and in the last sentence of the immediately preceding paragraph, attaching a revised form of Schedule 3.02 showing all additions to and removals from the Significant Subsidiaries since the date of the most recently delivered form of Schedule 3.02 (or confirming that there have been no changes from such most recently delivered form of Schedule 3.02). If the Company is no longer required to file Form 10Q and 10K Reports with the SEC, the Company will nevertheless furnish to the Lenders at the time herein above set forth all the financial and other information that would have comprised such filings.

                  SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which in all material respects full, true and correct entries are made of all dealings and transactions in relation to its business and activities as consistent with good business practices in the judgment of the Company. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of the Food and Drug Administration and each other Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                   SECTION 5.08. Preliminary Offering Document. The Company shall provide to the Administrative Agent no later than March 30, 2001, a complete preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (the "Preliminary Offering Document") suitable for use in a customary "road show" relating to the Senior Notes and containing all financial statements and other data required to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 71) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended) and all other data (including selected financial data) that, in the Company's and the co-underwriters' judgment, is necessary to assure that the Preliminary Offering Document does not contain a misstatement of, or a failure to state, a material fact, taking into account that which the Securities and Exchange Commission would require in a registered offering of the Senior Notes or that would be necessary to receive customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering of the Senior Notes.


                                   ARTICLE VI

                               Negative Covenants

                  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full the Company covenants and agrees with the Lenders as to itself and its subsidiaries that:

                  SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist at any time:

                  (a) any Indebtedness of the Company secured by any Lien encumbering any asset of the Company or any Subsidiary (other than Indebtedness of the Company set forth in Schedule 6.01);

                  (b) any Indebtedness of any Subsidiary (other than (i) Indebtedness under the 364-Day Credit Agreement or the Five-Year Credit Agreement, (ii) the Indebtedness of any Subsidiary set forth on
         Schedule 6.01, (iii) Indebtedness to the Company or any other Wholly Owned Subsidiary and (iv) Indebtedness of any Person that becomes a Subsidiary after the date hereof that existed at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary); or

                  (c) any Capital Lease Obligation;

if such creation, incurrence, assumption or existence would result in the sum, without duplication, of (i) the aggregate principal amount of Indebtedness outstanding under clauses (a), (b) and (c) above, (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(d),
(iii) the aggregate amount of the Financed Portions of all outstanding Securitizations and (iv) the outstanding Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) exceeding 10% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Company and its Subsidiaries are available.

                  SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a) Permitted Encumbrances and Liens solely for the benefit of the Company or any Wholly Owned Subsidiary;

                  (b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

                  (d) Liens not expressly permitted by clauses (a) through (c) above and Securitizations; provided that the sum, without duplication, at any time of (i) the aggregate principal amount of Indebtedness outstanding under Sections 6.01(a), (b) and (c), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (d), (iii) the aggregate amount of the Financed Portions of all outstanding Securitizations and (iv) the outstanding Attributable Debt in respect of Sale-Leaseback Transactions permitted by Section 6.03(b) shall not exceed 10% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Company and its Subsidiaries are available.

                  SECTION 6.03. Sale and Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction except:

                  (a) Sale-Leaseback Transactions existing on the date hereof and set forth on Schedule 6.03; and

                  (b) other Sale-Leaseback Transactions; provided that the sum, without duplication, at any time of (i) the aggregate principal amount of Indebtedness outstanding under Sections 6.01(a), (b) and (c), (ii) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.02(d), (iii) the aggregate amount of the Financed Portions of all outstanding Securitizations and (iv) the aggregate outstanding Attributable Debt in respect of Sale-Leaseback Transactions permitted by this clause (b) does not at any time exceed 10% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements for the Company and its Subsidiaries are available.

                  SECTION 6.04. Fundamental Changes. (a) The Company will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired and whether directly or through any merger or consolidation of, or any sale, transfer, lease or other disposition of Equity Interests in, or the assets of, any Subsidiary), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

                  (b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries and Keebler and its subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary, similar or supportive thereto.

                  SECTION 6.05. Use of Proceeds. The proceeds of the Loans will be used only to provide liquidity in connection with the Company's commercial paper program and for other general corporate purposes, provided that the proceeds of Loans made prior to the Acquisition

Date will be used solely for the purpose of repaying the Maturing Indebtedness or commercial paper issued on or after the Effective Date to the extent the proceeds of such commercial paper shall have been deposited in the cash collateral account referred to in the last paragraph of Section 4.01. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets of the Company and its Subsidiaries which are subject to any arrangement hereunder whereby the Company's or any Subsidiary's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted will be Margin Stock.

                  SECTION 6.06. Minimum Net Worth. The Company will not permit Consolidated Net Worth as of any date to be less than US$700,000,000.

                  SECTION 6.07. Interest Expense Coverage Ratio. (a) Prior to the Acquisition Date, the Company will not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters to be less than 3.0.

                  (b) On and after the Acquisition Date, the Company will not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for any period of four consecutive fiscal quarters ending on or after the last day of the first fiscal quarter beginning after the Acquisition Date, to be less than 3.0; provided that for purposes of determining compliance with this Section 6.07 on the last day of such first fiscal quarter and on the last day of each of the two next succeeding fiscal quarters, Consolidated EBITDA and Consolidated Interest Expense shall be determined for the period commencing with the first day of such first fiscal quarter and ending at the end of the applicable period, rather than for a four-fiscal-quarter period.


                                   ARTICLE VII

                                Events of Default

                  If any of the following events ("Events of Default") shall occur:

                  (a) (i) default in the payment when due of any principal on any Loan, whether at the stated, maturity thereof or at any other time provided in this Agreement, or (ii) default for a period of five days in the payment when due of interest on any Loan, or (iii) default for a period of 10 days in the payment when due of any other sum required to be paid pursuant to this Agreement;

                  (b) default by the Company in the observance or performance of any of the covenants set forth in Sections 5.01 (with respect to the Company's existence) or 5.05(d) or in Article VI;

                  (c) default by the Company in the observance or performance of any other provision hereof not mentioned in (a) or (b) above, which is not remedied within 30 days after notice thereof to the Company by the Administrative Agent or any Lender;

                  (d) any representation or warranty made (or deemed made) herein by the Company, or in any statement or certificate furnished by the Company pursuant hereto or in connection with any Loan, proves untrue in any material respect as of the date of the issuance or making (or deemed making) thereof;

                  (e) default in the payment when due, after any applicable grace period, of any Indebtedness or any amount due under any Hedging Agreement the aggregate principal amount of which exceeds in the aggregate US$50,000,000 (the "Aggregate Amount") issued, assumed or guaranteed by the Company or any Subsidiary (other than Indebtedness owing by any Subsidiary to the Company or to another Subsidiary); or default or other event under any indenture, agreement or other instrument under which any such Indebtedness is outstanding or under any such Hedging Agreement (other than a default under any provision of any other indenture, agreement or other instrument to which any Lender is party that restricts the ability of the Company or any Subsidiary to sell, pledge or otherwise dispose of Margin Stock), and such default or event shall result in the acceleration of the maturity or the required redemption or repurchase of Indebtedness, or the early termination of and a required payment under such Hedging Agreement, exceeding in the aggregate such Aggregate Amount;

                  (f) any "reportable event" (as defined in ERISA) which constitutes grounds for the termination of any Plan by the PBGC, or for the appointment by an appropriate court of a trustee to administer or liquidate any Plan, or could reasonably be expected to result in a Material Adverse Effect, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Company by the Administrative Agent; or any Plan shall be terminated by the PBGC; or a trustee shall be appointed to administer any Plan; or the PBGC shall institute proceedings to administer or terminate any Plan; and in the case of any such event the aggregate amount of unfunded liabilities under any affected Plan shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one Plan) US$50,000,000; or the Company or any of its Subsidiaries or any member of the Controlled Group of any of them shall withdraw (completely or partially) from any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and the aggregate amount of the liability of the Company and its Subsidiaries to such plan under Title IV of ERISA shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one such plan) US$50,000,000;

                  (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (h) the Company or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (i) the Company or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (j) one or more judgments for the payment of money in an aggregate amount in excess of US$50,000,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

                  (k) an "Event of Default" shall have occurred and be continuing as defined in the 364-Day Credit Agreement or the Five-Year Credit Agreement; or

                  (l) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

                                  ARTICLE VIII

                            The Administrative Agent

                  In order to expedite the transactions contemplated by this Agreement, Chase is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

                  Any bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and
(c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own bad faith, gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.

The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs and the provisions of Section 10.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right (in consultation with, and with the consent of, the Company, which shall not be unreasonably withheld) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (in consultation with, and with the consent of (unless an Event of Default has occurred and is continuing pursuant to clause
(g) or (h) of Article VII), the Company, which shall not unreasonably withhold such consent and which shall, if the retiring Administrative Agent shall so request, designate and approve a successor Administrative Agent) on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

                  None of the institutions named as Co-Syndication Agents or Documentation Agent in the heading of this Agreement shall, in their capacities as such, have any duties or responsibilities of any kind under this Agreement.


                                   ARTICLE IX

                                    [omitted]


                                    ARTICLE X

                                  Miscellaneous

                  SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Company, to it at One Kellogg Square, P.O. Box 3599, Battle Creek, MI 49016-3599, Attention of each of the Treasurer and the General Counsel (Telecopy No. (616) 961-3494);

                  (b) if to the Administrative Agent, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Sonia Rosario-Cancar (Telecopy No. (212) 552-5650), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York 10017, Attention of Tina Ruyter (Telecopy No.
         (212) 270-1063); and

                  (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change Section 2.09(d) in a manner that would alter the pro rata reduction of Commitments required thereby, without the written consent of each Lender affected thereby, or (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

                  SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers (requested by or for the benefit of the Company) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

                  (b) The Company shall indemnify the Administrative Agent, and each Lender, and each Related Party of any of the foregoing Persons involved directly or indirectly in the Transactions (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Excluded Taxes), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) do not result in actual out-of-pocket loss or expense by such Indemnitee or (B) result from the bad faith, wilful misconduct or gross negligence of such Indemnitee or the breach by such Indemnitee of its agreements set forth in the Loan Documents.

                  (c) To the extent that the Company fails to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or
(b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                  (d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                  (e) All amounts due under this Section shall be payable promptly after written demand therefor setting forth the amount and the nature of the expense or claim, as applicable.

                  SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
(i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Company and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),
(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of US$3,500, and
(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (g) or (h) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                  (c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and
2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.18(c) as though it were a Lender.

                  (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

                  (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC") of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Company pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the

Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (if consented to by the Company and Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans (but not relating to the Company, except with the Company's consent) to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

                  SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Company herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

                  SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 10.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company (other than payroll accounts and trust accounts) against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender under this Section are in addition to and shall not limit other rights and remedies (including other rights of setoff) which such Lender may have.

                  SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction.

                  (c) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

                  SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 10.12. Confidentiality. The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or
(ii) any actual or prospective counterparty to any swap or derivative transaction relating to the Company or any Subsidiary and their obligations, or any advisor of any such counterparty, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, "Information" means all information received from the Company relating to the Company or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a prudent Person engaged in the same business or following customary procedures for such business would accord to its own confidential information.

                  SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       KELLOGG COMPANY,

                                            by /s/ Thomas J. Webb
                                              ----------------------------------
                                              Name: Thomas J. Webb
                                              Title: Executive Vice President,
                                                     Chief Financial Officer


                                       THE CHASE MANHATTAN BANK, individually
                                       and as Administrative Agent,

                                            by /s/ Tina Ruyter
                                              ----------------------------------
                                              Name:  Tina Ruyter
                                              Title: Vice President



                                       THE CHASE MANHATTAN BANK, individually
                                       and as Administrative Agent,

                                            by /s/ Tina Ruyter
                                              ----------------------------------
                                              Name:  Tina Ruyter
                                              Title: Vice President

                                            CITIBANK, N.A.,

                                            by /s/ Henry J. Matthews
                                               ------------------------------
                                               Name: Henry J. Matthews
                                               Title: Vice President

                                       BANK OF AMERICA, N.A.,

                                       by /s/ Casey Cosgrove
                                          -----------------------
                                          Name: Casey Cosgrove
                                          Title: Vice President

                                             BARCLAYS BANK PLC



                                             by  /s/ L. Peter Yetman
                                                 -----------------------
                                                 Name:   L. Peter Yetman
                                                 Title:  Director

                                          ABN AMRO BANK N.V.,



                                          by  /s/ W. Stephen Jones
                                              ------------------------------
                                              Name:    W. Stephen Jones
                                              Title:   Senior Vice President


                                              /s/ Peter J. Hallan
                                              ------------------------------
                                                       Peter J. Hallan
                                                       Assistant Vice President

                                  THE BANK OF NOVA SCOTIA,

                                  by /s/ F.C.H. ASHBY
                                     ---------------------------------------
                                     Name:  F.C.H. ASHBY
                                     Title: Senior Manager Loan Operations

                                  THE BANK OF TOKYO-MITSUBISHI, LTD.
                                  CHICAGO BRANCH,


                                  by /s/ Hisashi Miyashiro
                                     ---------------------------------------
                                     Name: Hisashi Miyashiro
                                     Title: Deputy General Manager

                                       BANK ONE NA,

                                       by /s/ William J. Maxbauer
                                          -----------------------------
                                          Name: William J. Maxbauer
                                          Title: First Vice President

                                 BNP PARIBAS,

                                 by /s/ Jo Ellen Bender
                                    ---------------------------
                                    Name: Jo Ellen Bender
                                    Title: Director


                                 by /s/ Christine Howatt
                                    ---------------------------
                                    Name:  Christine Howatt
                                    Title: Vice President

                                     CREDIT LYONNAIS, NEW YORK BRANCH,

                                     by  /S/   ATTILA KOC
                                        -------------------------------
                                        Name:   ATTILA KOC
                                        Title: SENIOR VICE PRESIDENT

                                  DEUTSCHE BANK AG, NEW YORK
                                  AND/OR CAYMAN ISLAND BRANCHES,

                                  by /s/ Alexander Karow
                                     ---------------------------------------
                                     Name: Alexander Karow
                                     Title: Vice President


                                  by /s/ Thomas A. Foley
                                     ---------------------------------------
                                     Name: Thomas A. Foley
                                     Title: Vice President

                                             THE FUJI BANK, LIMITED,



                                             by  /s/ Peter L. Chinnici
                                                 ---------------------------
                                                 Name:  Peter L. Chinnici
                                                 Title: Senior Vice President &
                                                        Group Head